FOR IMMEDIATE RELEASE

XML Global Announces Completion of Asset Sale to Xenos Group

Vancouver, BC, November 24, 2003 - XML-Global Technologies, Inc. (the "Company") (OTCBB: XMLG) announced today that it has completed the sale of substantially all of its assets to Xenos Group, Inc., of Toronto, Ontario (TSX: XNS). The transaction was approved by the Company's shareholders at the annual meeting which was held on November 14, 2003.

As a result of the transaction, XML Global has transferred substantially all of its business assets to Xenos Group, Inc. In consideration of the assets, Xenos Group paid a combination of $1,250,000 in cash, subject to closing adjustments, and 1,000,000 shares of Xenos Group common stock, which is traded on the TSX. Xenos Group also assumed current accounts payable. Xenos Group will continue to maintain the offices previously occupied by XML Global in Vancouver, British Columbia for an undetermined period of time.

XML Global has agreed to pay to a group of developers who were responsible for developing the Transform Kernel technology a total of $250,000 from the cash proceeds of the sale and has agreed to assign to the developer group an aggregate of 250,000 shares of the Xenos Group common stock issued as part of the purchase price. Of the cash payable to the developers, $200,000 was paid at closing and the remaining $50,000 was paid into escrow to be delivered to the developers after 12 months, subject to certain conditions.

All 1,000,000 shares of Xenos Group common stock issued as part of the purchase price for the XML Global assets, including the 250,000 shares assigned to the developer group, will be held in escrow for a period of 12 months following the closing date. Xenos Group has agreed to pay a price guarantee, not to exceed C$1,340,000, at the end of the 12-month period if its shares of common stock are trading below C$3.50 per share on the TSX at the end of the 12-month escrow period.

Peter Shandro, Chairman of the Board of XML Global, stated, "We are extremely pleased to have been able to complete the transaction with Xenos Group. Our board and shareholders agreed that Xenos Group was in a much stronger position to commercially develop our technology; and through our holdings of Xenos Group common stock, our shareholders have been given an opportunity to participate indirectly in whatever future success Xenos Group is able to demonstrate; and as continuing shareholders of XML Global, they will share in whatever future opportunities we are able to develop going forward."

XML Global stated that it continues to explore new opportunities, including business combinations; but at the present time there exist no agreements, understanding or arrangements with respect to any particular transaction.

SAFE HARBOR

The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve a number or risks and uncertainties. Actual events or results may differ from the company's expectations. In addition to the matters described in this press release, risk factors listed from time to time in the Company's reports and filings with the Securities and Exchange Commission may affect the results achieved by the Company.

Contact Information

Contact Corporate Communications - XML Global Technologies, Inc.
Phone 1-604-717-1100 ext.114
           1-800-201-1848 ext.114
Email communications@xmlglobal.com
Web www.xmlglobal.com